EXHIBIT 13.5

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical reports on the Property in Gold Bridge, British Columbia dated October 15, 2012 and amended on November 20, 2012 entitled "Preliminary Economic Assessment on the Bralorne Gold Mines Property, Gold Bridge, British Columbia, Canada", and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2015 and incorporated by reference to the Company's Registration Statements on Form S-8 (SEC File No.: 333-195120) and Forms F-3 (SEC File Nos.: 333-193471 and 333-195144).

BEACON HILL CONSULTANTS (1988) LTD.

Dated: April 7, 2016	By:	/s/ W. P. Stokes
W. P. Stokes, P.Eng.